Formal Notice of Blackout Period Under the Danaher Corporation & Subsidiaries Savings Plan Danaher Corporation & Subsidiaries Puerto Rico Savings Plan Danaher Corporation Executive Deferred Incentive Program Danaher Deferred Compensation Plan Danaher Excess Contribution Program (As Required Under Section 306(a)(6) of the Sarbanes-Oxley Act of 2002) To: All Executive Officers and Directors of Danaher Corporation Securities and Exchange Commission From: Danaher Corporation Date: August 31, 2023 Subject: Notice of Trading Blackout Period This Notice is being provided to you pursuant to Rule 104 of Regulation BTR, promulgated under Section 306(a)(6) of the Sarbanes Oxley Act of 2002. The purpose of this Notice is to inform you of an impending “blackout period” under each of each of the Danaher Corporation & Subsidiaries Savings Plan, the Danaher Corporation & Subsidiaries Puerto Rico Savings Plan, the Danaher Corporation Executive Deferred Incentive Program, the Danaher Deferred Compensation Plan and the Danaher Excess Contribution Program (collectively, the “Plans”), during which you will be generally prohibited from effecting any direct or indirect transactions in Danaher Corporation common stock, par value $0.01 per share (“Company Stock”), that you acquired in connection with your employment or service as an executive officer or director of Danaher Corporation (“Danaher”). Reasons for Blackout Period In connection with the completion of the separation of Veralto Corporation (“Veralto”) from Danaher and the distribution to Danaher’s stockholders of all of the shares of Veralto common stock held by Danaher (other than fractional shares, which will be aggregated and sold into the public market and the proceeds distributed to Danaher stockholders) (the “Distribution”), which is expected to occur on September 30, 2023, certain changes will occur to the Company Stock fund held in the Plans (collectively, the “Danaher Stock Fund”). As a result of these changes, participants in the Plans and their beneficiaries will temporarily be unable to transfer funds into or out of the Danaher Stock Fund. This period, during which participants and beneficiaries will be unable to exercise these rights otherwise available under the Plans, is called a “blackout period.” Length of Blackout Period The blackout period for the Danaher Stock Fund is expected to begin on September 29, 2023 at 4:00 p.m. Eastern Time and to continue through October 5, 2023, at 4:00 p.m. Eastern Time. If the spin-off date changes and Danaher is required to adjust the beginning date or the length of the blackout period, Danaher will provide you with notice of such adjustment as soon as reasonably practicable. Exhibit 99.1

Restrictions on Executive Officers and Directors During the Blackout Period Because participants and beneficiaries of the Plans will be unable to move assets into or out of the Danaher Stock Fund during the blackout period, Danaher’s executive officers and directors will be subject to the trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 for the duration of the blackout period. Subject to limited exceptions, these restrictions generally prohibit the direct or indirect purchase, sale or other acquisition or transfer of any Company Stock that you acquired in connection with your employment or service as an executive officer or director of Danaher. For this purpose, there is a rebuttable presumption that any Company Stock that you attempt to transfer during the blackout period was acquired in connection with your Danaher employment or service. Who to Contact for Additional Information If you have any questions about this Notice or the blackout period generally, you may contact the Director, Global Benefits, 2200 Pennsylvania Avenue NW, Suite 800W, Washington, DC 20037, 202-828-0850.